Exhibit 99.3

ALTRA INDUSTRIAL MOTION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition of the Stromag Business of GKN Plc. (the “Stromag Acquisition”), and related financing, on our results of operations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 assumes that the Stromag Acquisition and related financing, as applicable, took place on January 1, 2016, the beginning of our 2016 fiscal year. The information presented in the unaudited pro forma condensed combined statement of operations is not necessarily indicative of our results of operations that would have occurred if the Stromag Acquisition and related financing had been completed as of the dates indicated, nor should it be construed as being a representation of our future results of operations.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial information below.

The Stromag Acquisition has been accounted for under the purchase method of accounting. As such, the cost to acquire Stromag has been allocated to the respective assets acquired and liabilities assumed based on their estimated fair values at the closing of the acquisition in our consolidated financial statements for the year ended December 31, 2016. As of December 31, 2016, the allocation of price for the Stromag Acquisition is preliminary. The fair value of all the acquired identifiable assets and liabilities summarized below is provisional pending finalization of the Company’s acquisition accounting. Measurement period adjustments reflect new information obtained about facts and circumstances that existed as of the acquisition date. The Company believes that such preliminary allocations provide a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but the Company is waiting for additional information necessary to finalize fair value

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Unaudited Pro Forma Condensed Combined Statement of Operations For the Fiscal Year Ended December 31, 2016 (in thousands)
	Altra	Stromag	Adjustment		Combined Pro Forma
Net sales	$708,906	$142,632	$-		$851,538
Cost of sales	486,774	91,398	117	(1)	578,289
Gross profit	222,132	51,234	(117)		273,249
Operating expenses
Selling, general and administrative expenses	140,492	37,223	(3,802)	(2)	173,913
Research and development expenses	17,677	6,704	-		24,381
Impairment of intangible assets	6,568	-	-		6,568
Restructuring costs	9,849	-	-		9,849
	174,586	43,927	(3,802)		214,711
Income from operations	47,546	7,307	3,686		58,539
Other non-operating income and expense
Interest expense, net	11,679	804	1,514	(3)	13,997
Loss on extinguishment of debt	1,989	-	-		1,989
Other non-operating expense (income), net	(7)	-	-		(7)
	13,661	804	1,514		15,979
Income before income taxes	33,885	6,503	2,172		42,560
Provision for income taxes	8,745	2,440	727	(4)	11,912
Net Income attributable to Altra Industrial Motion Corp.	$25,140	$4,063	$1,445		$30,648

Note: The Stromag Business Condensed Combined Statement of Operations was translated using the 2016 Euro to US Dollar average exchange rate of $1.106. The Stromag Business financial information has been extracted from the underlying books and records of that business for the period ended December 30, 2016, the acquisition date. There were no material US GAAP adjustments identified in order to create the Combined Pro Forma for the year ended December 31, 2016.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations (in thousands)

(1)	Adjustment to record additional expense to reflect depreciation expense resulting from the adjustment to the fair market value of property, plant and equipment in connection with the Stromag Acquisition	$117

(2)	Adjustments to selling, general and administrative expenses:
	Adjustment to record additional expense to reflect a full year of amortization expense associated with the intangible assets recorded in connection with the Stromag Acquisition	$3,977
	Adjustment to remove historical amortization expense with the Stromag Acquisition	(7,779)
	Total pro forma adjustment	$(3,802)

(3)	Adjustments to interest expense as follows:
	Adjustment to record additional amortization expense associated with debt issuance costs in connection with the Stromag Acquisition	$183
	Adjustment to record additional interest expense associated with the borrowings under our revolving credit facility in connection with the Stromag Acquisition	2,135
	Adjustment to remove historical interest expense recorded at Stromag	(804)
	Total pro forma adjustment	$1,514

(4)	Adjustment to record tax benefit at 33.4%, which is based on statutory tax rates in the jurisdictions where the above adjustments are contemplated	$727

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